Exhibit 99.1

ANCESTRY.COM LLC REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

– First Quarter Revenues $164.6 million, Up 7% Year-Over-Year;

Up 8% on Constant Currency Basis –

– First Quarter Adjusted EBITDA $61.7 million, Up 26% Year-Over-Year –

PROVO, Utah, April 22, 2015 – Ancestry.com LLC (the “Company”), the world’s largest online family history resource, reported financial results today for the first quarter ended March 31, 2015.

“Our first quarter results reflect the strengthening business trends we began to see last fall, highlighted by strong Adjusted EBITDA growth and 104,000 net subscriber additions since the end of 2014,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “We are executing well in the core business and execution will remain a major theme in 2015 as we focus on content acquisition, product enhancements, continued momentum at AncestryDNA, which now has a database of genotypes from approximately 850,000 people, and the penetration of targeted new international markets.”

First Quarter 2015 Financial Highlights

•	Total revenues for the first quarter 2015 were $164.6 million compared to $153.6 million in the first quarter of 2014 driven by growth in revenues from the Company’s AncestryDNA product and its core Ancestry websites. First quarter 2015 total revenues were reduced by approximately one percent due to the foreign exchange impact of the strong U.S. dollar.

•	Net income for the first quarter of 2015 was $2.8 million compared to a net loss of $(2.4) million in the first quarter of 2014.

•	Adjusted EBITDA[1] for the first quarter of 2015 was $61.7 million, compared to $49.0 million in the first quarter of 2014. Adjusted EBITDA for the three months ended March 31, 2014 includes $0.9 million of professional service fees related to litigation and costs associated with the return of capital transaction declared in February 2014 by our parent.

•	Free cash flow[2] totaled $43.5 million for the first quarter of 2015, compared to $32.2 million for the first quarter of 2014.

•	Cash and cash equivalents totaled $113.6 million as of March 31, 2015.

•	Obligations under long-term debt[3] totaled $862.0 million as of March 31, 2015.

[1]	Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges, including depreciation, amortization and stock-based compensation expense.
[2]	Free cash flow subtracts from adjusted EBITDA capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
[3]	This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or make loans to its parent related to the PIK Notes.

Ancestry Business Updates

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,219,000 as of March 31, 2015, compared to 2,115,000 as of December 31, 2014, an increase of nearly 5%.

•	Product – Ancestry continues to pioneer ways to make family history more enjoyable, easy and accessible. Recent product advancements include:

•	Ancestry commenced beta testing of the reinvention of its core website experience, featuring new capabilities and site enhancements that will transform the ways members create and showcase their family story.

•	The Company released the first version of its new mobile search capability on its Ancestry iOS app in March. Additionally, a consumption-oriented version of the Ancestry app with special features was released in anticipation of the imminent Apple Watch hardware release.

•	Ancestry launched Ancestry Academy, a subscription-based educational resource that offers high-quality video instruction from family history and genealogy experts.

•	AncestryDNA – In early April AncestryDNA introduced the biggest advancement in family history since the iconic Ancestry shaky leaf: New Ancestor Discoveries. Now, through a simple saliva sample, New Ancestor Discoveries can find previously unknown ancestors for DNA customers, through patent pending-algorithms that detect significant amounts of shared DNA with several members of a genetic network, called DNA Circles. This major technical innovation combines the power of DNA testing with the 70 million family trees on Ancestry to make it faster and easier than ever to receive guidance on your family history, no genealogy research required. Outside of New Ancestor Discoveries, key developments include:

•	AncestryDNA now has a database with DNA samples from 850,000 people.

•	AncestryDNA was launched in the United Kingdom and Ireland in January 2015. The Company expects to launch the DNA product in Canada and Australia later this year.

•	Content – The Company added more than 415 million new records in the first quarter of 2015, bringing the total collection to 16 billion. Ancestry also announced plans to roll out a collection of 170 million U.S. probate and wills images later this year. New collections added in the first quarter included:

•	Comprehensive collection of Michigan state marriage certificates (1867-1952) and nearly 11 million original North Carolina marriage certificates (1874-1999)

•	Church of England parish registers for the county of Gloucestershire, including birth, baptism, confirmation, marriage and burial records

•	20 years of Scotland and Northern Ireland death indexes

•	Australian WW1 service records including 12 million attached images

Conference Call & Webcast

Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference via the following telephone numbers (844) 831-3026 in the United States and (315) 625-6887 internationally approximately ten minutes prior to the start time.

Use of Non-GAAP Measures

The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges, including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the GAAP equivalent of these non-GAAP measures, is contained in tabular form on the attached unaudited summary financial statements.

The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.

About Ancestry.com

Ancestry.com is the world’s largest online family history resource with more than 2 million paying subscribers across all its websites. More than 16 billion records have been added, and users have created more than 70 million family trees to the core Ancestry websites, including its flagship site www.ancestry.com and its affiliated international websites. Ancestry.com offers a suite of online family history brands, including Archives.com, Fold3.com, Newspapers.com, as well as the AncestryDNA product, sold by its subsidiary, Ancestry.com DNA, LLC, all of which along with its core Ancestry websites, are designed to empower people to discover, preserve and share their family history.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, growth outlook and financial and operating performance, its business outlook, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. These forward-looking statements are based on information available to the Company as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the Company’s control. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; its ability to add tools and features and provide value to satisfy customer demand; difficulties encountered in integrating acquired businesses and retaining customers; the timing and amount of investments in the Company’s products and services; market conditions; the Company’s substantial debt obligations; its intention to make payments to its parent related to its parent’s indebtedness; the availability of cash and credit; the adverse impact of competitive product announcements; failure to achieve anticipated revenues, adjusted EBITDA and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation. Information concerning additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2014, which was filed with the Securities and Exchange Commission on February 19, 2015, and in discussions in other of our Securities and Exchange Commission filings.

These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$113,588	$108,494
Restricted cash	3,806	49,086
Accounts receivable, net of allowances of $635 and $540 at March 31, 2015 and December 31, 2014, respectively	12,547	11,241
Current deferred income taxes	1,865	5,277
Prepaid expenses and other current assets	9,895	11,643

Total current assets	141,701	185,741
Property and equipment, net	36,086	37,106
Content databases, net	282,523	282,815
Intangible assets, net	241,591	269,054
Goodwill	948,283	948,283
Other assets	13,743	3,175

Total assets	$1,663,927	$1,726,174

LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$12,183	$11,515
Accrued expenses	45,392	47,029
Acquisition-related liabilities	3,806	49,086
Deferred revenues	156,033	145,010
Current portion of long-term debt	28,963	46,537

Total current liabilities	246,377	299,177
Long-term debt, net	796,825	799,403
Deferred income taxes	102,671	115,461
Other long-term liabilities	18,423	16,406

Total liabilities	1,164,296	1,230,447

Commitments and contingencies
Member’s interests:
Member’s interests	667,940	666,830
Accumulated deficit	(168,309)	(171,103)

Total member’s interests	499,631	495,727

Total liabilities and member’s interests	$1,663,927	$1,726,174

ANCESTRY.COM LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues:
Subscription revenues	$141,717	$137,194
Product and other revenues	22,880	16,452

Total revenues	164,597	153,646
Costs of revenues:
Cost of subscription revenues	25,695	23,368
Cost of product and other revenues	14,266	11,313

Total cost of revenues	39,961	34,681

Gross profit	124,636	118,965
Operating expenses:
Technology and development	23,443	24,565
Marketing and advertising	43,177	45,205
General and administrative	11,455	14,214
Amortization of acquired intangible assets	27,463	37,051

Total operating expenses	105,538	121,035

Income (loss) from operations	19,098	(2,070)
Interest expense, net	(17,208)	(17,391)
Other income (expense), net	(263)	19

Income (loss) before income taxes	1,627	(19,442)
Income tax benefit	1,167	17,065

Net income (loss)	$2,794	$(2,377)

Comprehensive income (loss)	$2,794	$(2,377)

ANCESTRY.COM LLC

	Three months ended March 31,
	2015	2014(1)
	(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss)
(in thousands):
Net income (loss)	$2,794	$(2,377)
Interest expense, net	17,208	17,391
Other (income) expense, net	263	(19)
Income tax benefit	(1,167)	(17,065)
Depreciation	5,562	5,099
Amortization	35,106	44,137
Stock-based compensation expense	1,925	1,806

Adjusted EBITDA	$61,691	$48,972

Capitalization of content databases	(7,400)	(7,986)
Purchases of property and equipment	(4,152)	(4,495)
Cash paid for interest	(6,429)	(6,922)
Cash received (paid) for income taxes	(205)	2,597

Free cash flow(2)	$43,505	$32,166

Footnotes:

(1)	Net loss and therefore adjusted EBITDA and free cash flow for the three months ended March 31, 2014 include $0.9 million of professional service fees related to litigation and costs associated with the return of capital transaction declared in February 2014 by our Parent.
(2)	Free cash flow for the three months ended March 31, 2015 does not include $10.0 million for notes receivable issued to our parent company, Holdings LLC, related to the repurchase of a portion of the PIK Notes.

ANCESTRY.COM LLC

Total Subscribers and Net Subscriber Additions

(in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
		(unaudited)
Total subscribers	2,219	2,115	2,161
Net subscriber additions	104	(25)	21

Contact:

Melissa Garrett

mgarrett@ancestry.com

(801) 705-7105